Exhibit 99.1

Dear Fellow Stockholder:

Through the years, Piedmont has enjoyed stable operations because of its strong balance sheet, quality portfolio of properties, carefully selected tenants, and low-leverage strategy. During 2008, we increased earnings from continuing operations by $0.04 per share, successfully retained most of the tenants having lease renewals, and maintained an above-average industry occupancy level (92% as of year-end). In addition, our ability to make capital investments has attracted major new tenants to our properties, such as First Data in Atlanta, and Microsoft and KPMG in Chicago. We believe that tenants of this caliber will continue to seek out financially sound and service-oriented providers such as Piedmont.

These core operating strengths have, so far, minimized the growing strain of the current economy on Piedmont. However, there are some rather harsh realities we must address in the most proactive manner possible.

Real Estate Industry—Lower Valuations and Increasing Demands on Cash

Many REITs are seeing tenants downsizing, losing major customers, and even filing for bankruptcy. These widespread deteriorating leasing conditions and the tightening credit markets have led to lowered demand for all types of commercial space, including office. Consequently, real estate values have declined across the country. Piedmont is not immune from this environment of decreasing values.

We also must plan for increased demands on our cash flows. These demands are impacted by an absence of available credit which could be used to satisfy upcoming debt maturities. At the same time, we expect total tenant-related capital commitments to increase over the next few years as we lease space currently vacant and execute renewals with existing tenants. We’ve clearly entered a highly competitive leasing environment that strongly favors tenants. To attract and retain the kind of high-quality, long-term tenants that will provide more reliable and predictable cash flows for investors and help preserve the long-term value of the REIT, we must be prepared to make greater monetary concessions. At the same time, it is vital for Piedmont to maintain a liquid balance sheet and a strong credit rating in order to avail ourselves of the limited amount of debt funding that is available in the marketplace.

Changes Reflected in Your Current Statement

In light of these market conditions, the Piedmont Board of Directors has made some important decisions that are reflected in your statement:

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New estimated net asset value (NAV) of $7.40 per share. As a result of recently completed property appraisals, Piedmont’s NAV has declined 15% from the previous NAV. Please bear in mind that the average publicly traded REIT stock has declined 70% in value over the past two years. No REIT has been immune from the severe impact on values exacted by the credit crisis and recession.

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New quarterly dividend of $0.105 per share declared for the first quarter. The Board has lowered the quarterly dividend to $0.105 per share (an annualized 5% rate based on an $8.38 cost basis per share for most stockholders) in anticipation of capital needed for tenant retention and debt maturities over the next few years, as well as to maintain our strong credit ratings. This cash management approach will serve several purposes: (1) safeguard Piedmont’s strong balance sheet; (2) provide greater likelihood of attracting and retaining quality tenants; and (3) enhance our ability to opportunistically acquire exceptional properties.

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New dividend reinvestment price and share redemption plan reopened. With the NAV completed, the Board has established a new dividend reinvestment price of $7.03 (95% of the latest NAV) in March and reopened our Share Redemption Program (SRP) effective in April 2009. The new SRP price is the same as the new dividend reinvestment price, which allows stockholders to either reinvest or redeem on an equivalent basis. As in the past, redemptions in 2009 related to death and Internal Revenue Code required minimum distributions will receive priority. The total amount available for redemptions for calendar year 2009 will be limited to the anticipated amount of new proceeds from dividend reinvestments, estimated at $100 million.

As we work to find a creative liquidity alternative at a fair price to our stockholders, we believe that these measures, while uncomfortable, will help Piedmont remain viable for the long term, provide a predictable revenue stream, and strengthen the resilience of your investment in Piedmont. During these times, all of us at Piedmont reaffirm our commitment to being good stewards of your investment. We hope to see you at the Piedmont stockholder meetings in April.

Sincerely,

Donald A. Miller, CFA
Chief Executive Officer
Piedmont Office Realty Trust

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws, and Piedmont intends that such forward-looking statements be subject to the safe-harbor provisions. All forward-looking statements are qualified in their entirety by this cautionary statement. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. Legislative, economic, and financial factors could cause actual results to vary materially from those expressed in forward-looking statements.

11695 Johns Creek Parkway | Suite 350 | Johns Creek, GA 30097 | 800.557.4830 | www.piedmontreit.com